Exhibit 3.01

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACUCELA INC.

Pursuant to RCW 23B.10.070, the following constitutes Amended and Restated Articles of Incorporation of Acucela Inc., a Washington corporation. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments and restatements thereto.

These Amended and Restated Articles of Incorporation were approved by the shareholders of this Corporation on May 19, 2006.

ARTICLE 1. NAME

The name of this Corporation is Acucela Inc.

ARTICLE 2. SHARES

2.1	Authorized Capital.

The total number of shares which this Corporation is authorized to issue is 112,452,514, consisting of 60,000,000 shares of Common Stock, without par value, and 52,452,514 shares of Preferred Stock, without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

2.2	Rights Preferences and Restrictions of Preferred Stock.

The Preferred Stock authorized by these Amended and Restated Articles of Incorporation (the “Restated Articles”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 2,734,334 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 17,899,998 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 31,818,182 shares. For purposes of these Restated Articles, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred stock, together, shall be referred to as the “Series Preferred.” The rights, preferences, privileges, and restrictions granted to and imposed on the Series Preferred are as set forth below in this Section 2.2. The Board of Directors shall have the authority to fix and determine and to amend, subject to these provisions, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

2.2.1 Dividend Preference. The holders of shares of the Series Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, on each outstanding share of Series Preferred, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

2.2.2 Liquidation Preference.

(a) Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, assets of this Corporation shall be distributed as follows:

(i) The holders of the Series Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock, by reason of their ownership thereof:

(1) an amount per share equal to $0.75 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) for each share of Series A Preferred Stock or Series B Preferred Stock then held by them, plus declared but unpaid dividends; and

(2) an amount per share equal to $1.10 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) for each share of Series C Preferred Stock then held by them, plus declared but unpaid dividends.

If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii) Upon the completion of the distribution required by Section 2.2.2(a)(i) above, the remaining assets of this Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock.

(b) Liquidation Transactions.

(i) For purposes of this Section 2.2.2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, a sale, conveyance or other disposition of all or substantially all of the property or business of this Corporation, or a merger or consolidation with or into any other corporation, other than (1) a consolidation with a wholly owned subsidiary of this Corporation, (2) a merger effected exclusively for the purpose of changing the domicile of this Corporation, or (3) an equity financing in which this Corporation is the surviving corporation.

(ii) In any of the events specified in Section 2.2.2(b)(i) above, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors; provided, however, that any securities shall be valued as follows:

(1) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day (30-day) period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day (30-day) period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series Preferred, voting together as a single class.

(2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series Preferred, voting together as a single class.

(iii) The Corporation shall give each holder of record of Series Preferred written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2.2.2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series Preferred, voting together as a single class.

(iv) In the event the requirements of this Section 2.2.2(b) are not complied with, this Corporation shall forthwith either:

(1) cause such closing to be postponed until such time as the requirements of this Section 2.2.2(b) have been complied with; or

(2) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2.2.2(b)(iii) hereof.

2.2.3 Voting Rights.

(a) The holder of each share of Series Preferred shall have the right to one vote for each share of Common Stock into which such Series Preferred could be converted on the record date for determination of the shareholders entitled to vote, or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Except as required by law or as otherwise set forth herein (including without limitation this Section 2.2.3), all shares of all series of Preferred Stock and all shares of Common Stock shall vote together as a single class on an as-converted basis. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Special Voting Rights of Series A Preferred Stock. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class:

(i) increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred Stock, except as permitted under Section 2.2 above;

(ii) materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Series A Preferred Stock; or

(iii) effect a sale of all or substantially all of this Corporation’s assets or a merger or consolidation of this Corporation in which the holders of this Corporation’s capital stock prior to the transaction retain less than 50% of the voting power of this Corporation’s capital stock after the transaction, excluding an equity financing in which this Corporation is the surviving corporation.

(c) Special Voting Rights of Series B Preferred Stock. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class:

(i) increase or decrease (other than by redemption or conversion) the authorized number of shares of Series B Preferred Stock, except as permitted under Section 2.2 above;

(ii) materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Series B Preferred Stock; or

(iii) effect a sale of all or substantially all of this Corporation’s assets or a merger or consolidation of this Corporation in which the holders of this Corporation’s capital stock prior to the transaction retain less than 50% of the voting power of this Corporation’s capital stock after the transaction, excluding an equity financing in which this Corporation is the surviving corporation.

(d) Special Voting Rights of Series C Preferred Stock. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class:

(i) increase or decrease (other than by conversion) the authorized number of shares of Series C Preferred Stock, except as permitted under Section 2.2 above;

(ii) materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Series C Preferred Stock; or

(iii) effect a sale of all or substantially all of this Corporation’s assets or a merger or consolidation of this Corporation in which the holders of this Corporation’s capital stock prior to the transaction retain less than 50% of the voting power of this Corporation’s capital stock after the transaction, excluding an equity financing in which this Corporation is the surviving corporation.

2.2.4 Conversion Rights. The holders of Series Preferred shall have conversion rights as follows:

(a) Right To Convert.

(i) Series A Preferred Stock. Subject to Section 2.2.4(c), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock equal to a fraction, the numerator of which is $0.25 and the denominator of which is the “Series A Conversion Price” applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per share of Series A Preferred Stock shall be $0.75 (and shall be adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like in accordance with these Articles).

(ii) Series B Preferred Stock. Subject to Section 2.2.4(c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock equal to a fraction, the numerator of which is $0.25 and the denominator of which is the “Series B Conversion Price” applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price per share of Series B Preferred Stock shall be $0.75 (and shall be adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like in accordance with these Articles).

(iii) Series C Preferred Stock. Subject to Section 2.2.4(c), each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock equal to a fraction, the numerator of which is $1.10 and the denominator of which is the “Series C Conversion Price” applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series C Conversion Price per share of Series C Preferred Stock shall be $3.30 (and shall be adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like in accordance with these Articles).

(b) Automatic Conversion. Each share of Series Preferred shall automatically be converted into shares of Common Stock at the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price at the time in effect for such share, as applicable, immediately, except as provided below in Section 2.2.4(c), upon the earlier of (i) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $3.50 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) and which results in aggregate cash proceeds to this Corporation of not less than $25,000,000 (net of underwriting discounts and commissions) (a “Qualified Initial Public Offering”) and (ii) on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock in the case of the Series A Preferred Stock, on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B Preferred Stock, in the case of the Series B Preferred Stock, or on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C Preferred Stock, in the case of the Series C Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for such shares of Series Preferred, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(d) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, in addition to such other remedies as shall be available to the holder of such Series Preferred, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Restated Articles.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise (including distribution payable in shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, shares of Common Stock or rights or options to acquire Common Stock), into a greater number of shares of Common Stock, without consideration therefore, each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) Adjustments for Stock Dividends and Other Distributions. In the event this Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in property, in securities of other persons or of this Corporation other than shares of Common Stock, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights with respect to any of the foregoing (but excluding any repurchases of securities by this Corporation not made on a pro rata basis), then, in each such case for the purpose of this Section 2.2.4(f), the holders of Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 2.2.4 or in Section 2.2.2 hereof) provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of such Series Preferred the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.2.4 with respect to the rights of the holders of the Series Preferred after the recapitalization to the end that the provisions of this Section 2.2.4 (including adjustment of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price then in effect and the number of shares purchasable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) No Impairment. This Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.2.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(i) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price pursuant to this Section 2.2.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series Preferred.

(j) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, unless holders of not less than a majority of the Series Preferred waive in writing such right to notice.

(k) Notices. Any notice required by the provisions of this Section 2.2.4 to be given to the holders of shares of Series Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of this Corporation.

2.2.5 Redemption Rights. The Preferred Stock shall be nonredeemable.

2.2.6 Status of Converted Stock. In the event any shares of Series Preferred shall be converted pursuant to Section 2.2.4 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation. These Amended and Restated Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

2.2.7 Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock. The Common Stock shall not be redeemable.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the registered agent of this Corporation and the address of its registered office are as follows:

National Registered Agents, Inc.

1780 Barnes Blvd., S.W. Bldg. G

Tumwater, WA 98512-0410

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this Corporation.

ARTICLE 6. VOTING

6.1	Fundamental Changes

Unless these Amended and Restated Articles of Incorporation provide for a greater voting requirement for any voting group of shareholders, any action which would otherwise require the approval of two-thirds (2/3) of all the votes entitled to be cast, including, without limitation, the amendment of these Articles of Incorporation, the approval of a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of this corporation’s property otherwise than in the usual and regular course of business, and the dissolution of this corporation, shall be authorized if approved by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group.

6.2	Amendment to Articles of Incorporation.

Except as provided herein, no class or series of shares shall be entitled to vote as a voting group on the matters set forth in subsection (1)(a), (e), or (f) of RCW 23B.10.040, or any successor provisions thereto.

6.3	Mergers and Share Exchanges

Except as provided herein, no class or series of shares shall be entitled to vote as a voting group on a merger or share exchange as otherwise provided for in RCW 23B.11.035, or any successor provision thereto.

ARTICLE 7. DIRECTORS

The number of Directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE 8. AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

This Corporation reserves the right to amend or repeal any of the provisions contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act, and the rights of the shareholders of this Corporation are granted subject to this reservation.

ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this Corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 9 shall not adversely affect any right or protection of a Director of this Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 10. ACTION BY SHAREHOLDERS WITHOUT A MEETING

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if either:

(a) the action is taken by written consent of all shareholders entitled to vote on the action; or

(b) so long as this corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

To the extent the Washington Business Corporation Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be made prior to the date on which the action becomes effective, as required by the Washington Business Corporation Act. The form of the notice shall be sufficient to apprise the nonconsenting or nonvoting shareholder of the nature of the action to be effected, in a manner approved by the Directors of this Corporation or by the committee or officers to whom the Board of Directors has delegated that responsibility.

These Amended and Restated Articles of Incorporation are executed by said corporation by its duly authorized officer.

DATED: May 31, 2006

ACUCELA INC.

By:	/s/ RYO KUBOTA
Ryo Kubota, M.D., Ph.D., President